Contacts:

Manuel Mondragon, Assistant VP of Finance

investorrelations@wtoffshore.com

713-297-8024

Ken Dennard / ksdennard@drg-e.com

Lisa Elliott / lelliott@drg-e.com

DRG&E / 713-529-6600

W&T Offshore Provides Operational Update

and Drilling Successes

HOUSTON -- October 17, 2005 -- W&T Offshore, Inc. (NYSE: WTI) today announced it is currently producing approximately 96 million cubic feet of gas equivalent (MMcfe) net per day, which represents 51% of the Company's pre-Hurricane Rita and 39% pre-Hurricane Katrina production. The Company also reports that it has been successful with its exploration and development drilling program that includes eight successful wells out of nine wells drilled since the end of the second quarter, six of which were drilled since Hurricane Katrina

The Company's production is back online in part due to the repairs and availability of 3rd party infrastructure, and processing plant repairs, some of which occurred earlier than anticipated. W&T expects additional production to return online over the next several weeks, as further field repairs are completed and 3rd party processing plants and pipelines are brought back online. The Company still estimates that approximately 55 MMcfe per day of its net production is shut-in because of Hurricane Katrina. W&T's pre-Hurricane Katrina and Rita volumes were approximately 245 MMcfe net per day. Based on estimates for deferred production due to the hurricanes, W&T expects third quarter net production to range between 16.3 and 18.0 Bcfe, or between 179 and 197 MMcfe per day.

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, "The outstanding coordinated efforts between W&T personnel and our various service providers demonstrates what empowered employees can achieve when given a difficult task. Among other activities resulting in increased production, the team coordinated the rerouting of products around a temporarily shut-down processing facility south of Lafayette, Louisiana, to an alternative facility, thereby facilitating the resumption of approximately 40 MMcfe of net daily production. We are focused on developing additional solutions that will further enhance our ability to produce volumes shut-in by the recent storms."

W&T also continues to have success with its exploration and development program. Since the end of the second quarter, the Company successfully drilled four exploration wells and four development wells, with one unsuccessful development well. This includes five successful wells since Hurricane Katrina.

Field Name/Well Category Working Interest %

Ewing Bank 989 Exploration 100.0%

Main Pass 185 Exploration 33.3%

High Island A443 A-5ST Exploration 92.0%

Drilled since Katrina

High Island A443 A-2ST Exploration 84.0%

Ship Shoal 177 A-4ST Development 75.0%

Ship Shoal 359 A-12 Development 59.0%

Eugene Island 349 B-13ST Development 29.0%

Eugene Island 107 A-3 Development 25.0%

One development well was unsuccessful, as follows:

Field Name/Well Category Working Interest %

Drilled since Katrina

High Island A572 C-23ST Development 4.0%

"For 2005, we have successfully drilling 14 out of 17 exploration wells and five out of six development wells," continued Mr. Krohn. "Our previously announced drilling program of a total of 30 exploration and 7 development wells remains on track for 2005."

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deep water, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2004 (www.sec.gov).

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